                                                               EXHIBIT 12.1

                   RITE AID CORPORATION AND SUBSIDIARIES

     STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

 THIRTY-NINE WEEKS ENDED NOVEMBER 29, 1997 AND YEARS ENDED MARCH 1, 1997, MARCH
      2, 1996, MARCH 4, 1995, FEBRUARY 26, 1994 AND FEBRUARY 27, 1993

                       (DOLLAR AMOUNTS IN THOUSANDS)

                         THIRTY-NINE    YEAR        YEAR     YEAR       YEAR          YEAR
                         WEEKS ENDED   ENDED       ENDED    ENDED      ENDED         ENDED
                         NOVEMBER 29, MARCH 1,    MARCH 2, MARCH 4, FEBRUARY 26,  FEBRUARY 27,
                             1997       1997        1996     1995       1994          1993
                         ------------ --------    -------- -------- ------------  ------------
Fixed Charges
Interest Expense........   $121,329   $ 96,473    $ 68,341 $ 42,300   $ 28,683      $ 29,387
Interest Portion of Net
 Rental Expense (1).....     80,676     66,067      52,080   40,424     40,427        37,659
                           --------   --------    -------- --------   --------      --------
Fixed Charges Before
 Capitalized Interest...    202,005    162,540     120,421   82,724     69,110        67,046
Capitalized Interest....      2,703      1,897       1,948      373        217           445
                           --------   --------    -------- --------   --------      --------
Total Fixed Charges.....   $204,708   $164,437    $122,369 $ 83,097   $ 69,327      $ 67,491
Earnings
Income Before
 Extraordinary Loss and
 Income Taxes...........   $329,561   $258,927(3) $256,202 $231,464   $ 45,670(2)   $200,569
Fixed Charges Before
 Capitalized Interest...    202,005    162,540     120,421   82,724     69,110        67,046
                           --------   --------    -------- --------   --------      --------
Total Adjusted
 Earnings...............   $531,566   $421,467    $376,623 $314,188   $114,780      $267,615
Ratio of Earnings to
 Fixed Charges..........       2.60       2.56        3.08     3.78       1.66          3.97

(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000, pre-tax provision for corporate restructuring and other charges.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000, pre-tax provision for nonrecurring and other charges.